Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-58135, No. 333-43047, No. 333-103528 and No. 333-152884) of Sinclair Broadcast Group, Inc. of our report dated June 27, 2016 relating to the financial statements and schedule of Sinclair Broadcast Group, Inc. 401(k) Retirement Savings Plan as of December 31, 2015 and 2014 and for the year ended December 31, 2015, which appears in this 2015 Annual Report on Form 11-K.

/s/ CohnReznick LLP

Bethesda, Maryland
June 27, 2016